Robinhood Markets Welcomes Susan Segal to its Board of Directors President and CEO of Americas Society and Council of the Americas joins the Robinhood Board of Directors We’re excited to share that Susan Segal has joined Robinhood Markets’ Board of Directors. “Susan is widely recognized for her work and extensive contributions in Latin America as well as in the financial sector,” said Vlad Tenev, CEO and Co-Founder of Robinhood. “Her decades of experience driving economic inclusion, social empowerment, and access to the markets makes her an invaluable voice as we look to grow globally. We are honored to welcome her to our Board of Directors at Robinhood." “I believe Robinhood has changed the landscape of investing and been a key driver in bringing more diverse investors to the market,” said Susan Segal. “As Robinhood continues driving this momentum in the U.S. and beyond, I'm excited to join the Board of Directors to help the company in their mission to democratize finance for all.” Susan has been the President and CEO of Americas Society and Council of the Americas since 2003. Prior to this, she founded an investment advisory firm focused on Latin America and the U.S. Hispanic market. She pioneered early stage venture capital investing in Latin America as a partner at JPMorgan Partners/Chase

Capital Partners. She also helped develop investment banking, building an emerging-market bond-trading unit for Latin America and chaired various advisory committees during the 1980s and early 1990s debt crisis. Susan has more than a decade of experience serving on public company boards, including on the boards of MercadoLibre, Vista Energy and ScotiaBank. She has been honored extensively for her work and was named one of Bloomberg’s 500 most influential people in Latin America. Susan received a master’s degree in business administration from Columbia University and a bachelor’s degree from Sarah Lawrence College. Other members of Robinhood Markets’ Board of Directors include CEO and Co-Founder Vlad Tenev, Chief Creative Officer and Co-Founder Baiju Bhatt, lead independent director Jon Rubinstein, Senior Advisor at PDT Partners, Paula Loop, retired Partner at PwC, Robert Zoellick, Senior Fellow of the Belfer Center for Science and International Affairs at Harvard University and Senior Counselor at the Brunswick Group,Meyer Malka, founder and managing partner of Ribbit Capital, Frances Frei, Professor of Technology and Operations Management at Harvard Business School and Dara Treseder,Chief Marketing Officer at Autodesk.